CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 26, 2006, to this Registration Statement on Form SB-2 Post-Effective Amendment No. 1 of Edgewater Foods International, Inc. for the registration of shares of its common stock.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ LBB &Associates Ltd., LLP

LBB &Associates Ltd., LLP

Houston, Texas

November 27, 2006